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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                    INVESCO QUALITY MUNICIPAL INCOME TRUST

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco Quality Municipal Income Trust (the "Fund") was held on August 26, 2015. The Meeting was held for the following purposes:

(1). Election of Trustees by Common Shareholders and Preferred Shareholders voting together as a single class.

(2). Election of Trustees by Preferred Shareholders voting as a separate class.

(3). To eliminate the fundamental restriction prohibiting investments in investment companies, as reflected in the Fund's registration statement.

The results of the voting on the above matters were as follows:

                                                             Votes     Votes
Matters                                                       For     Withheld
-------                                                    ---------- ---------
(1). James T. Bunch....................................... 39,462,612 4,361,376
     Bruce L. Crockett.................................... 39,532,851 4,291,137
     Rodney F. Dammeyer................................... 39,499,089 4,324,899
     Jack M. Fields....................................... 39,550,350 4,273,638
     Martin L. Flanagan................................... 39,628,335 4,195,653

(2). David C. Arch........................................      2,139         0
                                                                                  Votes
                                                                                 Abstain
                                                                                ---------
(3). To eliminate the fundamental restriction prohibiting
     investments in investment companies, as reflected in
     the Fund's registration statement ................... 36,563,923 6,195,791 1,064,274